Exhibit 21.1

SUBSIDIARIES OF FRONTDOOR, INC.

The following entities are expected to be subsidiaries of frontdoor, inc. upon completion of the distribution described in the information statement:

Subsidiary	State or Country of Incorporation or Organization
American Home Shield Corporation	Delaware
American Home Shield of Arizona, Inc.	Arizona
American Home Shield of California, Inc.	California
American Home Shield of Florida, Inc.	Florida
American Home Shield of Iowa, Inc.	Iowa
American Home Shield of Maine, Inc.	Maine
American Home Shield of Oklahoma, Inc.	Oklahoma
American Home Shield of Texas, Inc.	Texas
American Home Shield of Virginia, Inc.	Virginia
American Home Shield of Washington, Inc.	Washington
Home Security Association, Inc.	Wisconsin
Home Security Association of Florida, Inc.	Florida
Home Security Association of Virginia, Inc.	Virginia
Home Security of America, Inc.	Wisconsin
Landmark Home Warranty, LLC	Utah
OneGuard Arizona, L.L.C.	Arizona
OneGuard Nevada, L.L.C.	Nevada
OneGuard Texas, L.L.C.	Texas
Steward of Texas, LLC	Texas